Exhibit 11.1

Code of Ethics

We, DoubleDown Interactive Co., Ltd., a company organized under the laws of the Republic of Korea (“we” or the “Company”), are committed to pursuing the growth of all of our interested parties including our shareholders, by enhancing the value of our company through progressive and efficient business practices. We thus aim to become a reliable company by fulfilling our duties, and to respect the orderliness of the market and all domestic and international laws and regulations while taking initiatives in setting the order of fair trade. Furthermore, we have adopted this Code in order to (a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (b) promote full, fair, accurate, timely and understandable disclosure in our communications with and reports to our stockholders, including reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and securities regulators in the Republic of Korea, and in other public communications made by the Company; (c) promote compliance with applicable governmental laws, rules and regulations, including compliance with rules and regulations of the SEC and the NASDAQ Stock Market LLC (“NASDAQ”); (d) promote the protection of Company assets, including corporate opportunities and confidential information; (e) promote fair dealing practices; (f) deter wrongdoing; and (g) ensure accountability for adherence to this Code. This will enable us to have respect for social values and tradition, as well as to contribute to social development through a variety of activities. All directors, officers and employees are required to be familiar with this Code, comply with its provisions and report any suspected violations. We have hereupon formulated this Code of Ethics for active implementation in order to promote a corporate culture that is both sound and fair.

Chapter I. Attitudes toward Shareholders and Investors

1.

Protecting Shareholders Rights and Interests. Company shall do its best effort to protect the rights of its shareholders and respect their reasonable demands and suggestions. Company shall do its best effort to establish a mutual trust between its shareholders and investors and maximize shareholder values through disclosure of information concerning company’s management and operational results.

2.

Equal Treatment for All Shareholders. Company shall do its best effort to treat equally and fairly each and every shareholder including minority shareholders. Company shall do its best effort to ensure that its management decisions are made with constant regard to the interests of all its shareholders in such a way that the interests or rights of minority shareholders are not infringed in an unfair manner.

3.	Active Provision of Information. Company shall do its best effort to prepare and keep the accounting record according to its accounting principles to provide its interested parties with transparent information on its financial condition and operational results. Company shall do its best effort to provide its management information in an accurate and timely manner so that users of this information such as investors are able to use it in making sensible investment decisions.

Chapter II. Attitudes toward Customers

4.

Respect for Customers. Company is committed to its best effort to achieve full customer satisfaction by conducting business from the customer’s perspective and by providing the best products and services that meet customer needs and enhance their reliability. Company shall do its best effort to provide customers with accurate information concerning its products and services and refrain from excessive advertising or PR.

5.

Protecting Customer Privacy. Company shall do its best effort to protect customer privacy while ensuring their interest and security, and its best effort not to commit any act unfair to its customers. Company shall do its best effort to respect and comply with any laws regarding consumer protection.

Chapter III. Attitudes toward Competitors and Business Partners

6.

Fair Competition with Competitors. In competing with competitors, Company shall do its best effort to pursue a policy of fair competition while respecting the order of the market mechanism, according to the principle of free competition. Company shall do its best effort to adhere to the orderliness of fair trade and related laws and regulations.

7.

Fair Business Transactions with Business Partners. Company shall do its best effort to seek to promote mutual growth with its business partners by enhancing mutual trust and cooperative relationships through fair transactions with them. In the normal course of business, Company shall do its best effort not to influence nor force any person to commit any illegal act through the use of its advantageous position.

Chapter IV. Responsibilities to Directors and Employees

8.

Fair Treatment. Company shall do its best effort not to discriminate against its executives and employees, but to foster fair and equal opportunities according to their capabilities and qualifications.

9.

Working Environment. Company shall do its best effort to strive to create and maintain a proper working environment in order to ensure the protection of the health and safety of its executives and employees. Company shall do its best effort to support the fostering of talents and help its employees to achieve self-realization by respecting individual self-control and creativity and providing them with equal opportunities. Company shall do its best effort to respect the personalities and basic rights of its directors, officers and employees while nurturing a culture in which they make suggestions and proposals freely.

Chapter V. Social Responsibilities

10.

Complying with Domestic and International Laws and Regulations. Company, as a member of the society and community to which it belongs, shall do its best effort to adhere to internationally accepted laws and regulations, as well as to the related laws and regulations of Korea.

11.

Contributing to the National Economy and Social Development. Company shall do its best effort to endeavor to contribute to the national economy and social development through improving productivity, job creation, faithful tax payment and making contributions to society.

12.	Environmental Protection. Company shall do its best effort to protect the nature and maintain a clean environment.

Chapter VI. The Minimum Ethical Expectations of Both Executives and Employees

13.

Sound Corporate Culture. Each officer and employee shall do their best effort to share corporate philosophy, values and goals while faithfully fulfilling their duties according to business conduct guidelines. Directors, officers and employees shall do their best effort to take initiatives in creating a positive organizational culture based on communication and mutual trust between supervisors and subordinates, and between colleagues. Directors, officers and employees shall do their best effort to perform their duties with integrity and in a legitimate manner while complying with any laws and regulations pertaining to the performance of their duties and company’s regulations.

14.

Conflicts of Interest. Directors, officers and employees shall do their best effort to refrain from any conduct that would be, or may appear to be, adverse or contrary to the Company’s interests. It is the responsibility of each of the directors, officers and employees to do their best effort to act in the best interests of the Company in any situation where the interests of the Company and of any individual or departments are in conflict. Conflicts of interest should be avoided unless specifically authorized as described in this Code. Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from the Legal Department. Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee. Director, officer and employee shall comply with any laws regarding conflicts of interest, including the Sarbanes-Oxley Act which prohibits loans to directors and executive officers in principle except for certain cases.

15.

Prohibition on Use of Inside Information. Directors, officers and employees shall not trade the stock or other securities of the Company by using material non-public information in violation of the law about the Company acquired in the course of the performance of their duties. Directors, officers and employees shall not disclose any material non-public information about the Company in violation of the law that could influence its stock price to any third party. Directors, officers and employees shall in compliance with the relevant securities laws related to insider trading, including U.S. federal and applicable Korean securities laws.

16.

Protecting Company’s Assets and Important Information. Directors, officers and employees shall do their best effort to protect the Company’s property, intellectual property rights and business secrets entrusted to them, and to support the protection of the Company’s assets in general. In addition, Directors, officers and employees shall do their best effort not to use such Company’s assets for their personal purposes. Directors, officers and employees shall do their best effort not to engage in any unfair transaction based on their professional position or use confidential information acquired from the Company for their own pecuniary or other benefit. Directors, officers and employees shall do their best effort not to disclose any material information to any third party that may prejudice company’s interests.

17.

Prevention of Sexual Harassment. Directors, officers and employees shall do their best effort not to use abusive language or commit any act that harms the relationship between colleagues. This includes physical, verbal, visual language and acts which might be interpreted as sexual harassment by any person in the organization.

18.

Prevention of Political Activities. Directors, officers and employees shall do their best effort not to engage in any political activity during office hours and shall not use the organization itself, or the manpower and property of the company, for political activity. The right of each executive and employee to participate in political life, and his or her political opinions, shall be respected, but it is the responsibility of each executive and employee to avoid situations where the Company may be misrepresented.

19.

Prevention of Giving and Receiving of Money, Gifts, and Business Amenities. Directors, officers and employees shall not accept from an interested party, including clients, money, gifts or customary business facilities that could influence or could reasonably give the appearance of influencing business relationship with such person in violation of law. Directors, officers and employees shall not give money, gifts or business facilities which may reasonably be considered as deviating from the generally acceptable level to an interested party, including clients, in the normal course of business. Giving and receiving of any money, gifts or business facilities that are beyond a generally acceptable level between executives and employees is also forbidden.

20.

Complying with this Code. Each executive and employee shall adhere faithfully to this code, and violation of this requirement may trigger personal responsibility. Directors, officers and employees shall do their best effort to make a report to the appropriate department in charge of the code of ethics, should they be forced to commit an act against this Code or detect an act that is considered to be in violation of this Code. In the event of violation of this Code by any executive or employee, the causes of the violation should be thoroughly clarified and the necessary training should be given to the relevant individual to deter recurrence of such violation.

Chapter VIII. Honest and Ethical Conduct; Compliance; Disclosure

21.

Honest and Ethical Conduct. The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically. This Code applies to all directors, officers and employees of the Company, whether they work for the Company on a full-time, part-time, consultative or temporary basis. Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job

22.

Compliance. The Company, directors, officers and employees should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates. Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Legal Department.

23.

Disclosure. The Company, directors, officers and employees strive to ensure that the contents of and the disclosures in any reports and documents that the Company files with the SEC or other regulatory authorities, and other public communications, shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate.

Chapter IX. Reporting and Investigation of Violations; Enforcement; Waivers; Prohibition on Retaliation

24.

Reporting and Investigation of Violations. Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee. Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to the Legal Department. After receiving a report of an alleged prohibited action, the Audit Committee or Legal Department must promptly take all appropriate actions necessary to investigate. All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

25.

Enforcement. The Company must ensure prompt and consistent action against violations of this Code. If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board. If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor determines that a violation of this Code has occurred, the supervisor will report such determination to the Legal Department. Upon receipt of a determination that there has been a violation of this Code, the Board or the Legal Department will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

26.

Waivers. Each of the Board (in the case of a violation by a director or executive officer) and the Legal Department (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code. Any waiver for a director or an executive officer shall be disclosed as required by the SEC and NASDAQ.

27.

Prohibition on Retaliation. The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

Addendum <June 2, 2020> Article 1 (Effective Date) These Code of Ethics shall be effective on June 2, 2020.